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                                   Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT




       o Meret Communications, Inc., a California corporation
         o Sorrento Networks, Inc., a Delaware corporation
           o Sorrento Networks Europe SA, a Belgium company
           o Sorrento Networks GmBH, incorporated in Germany
           o Osicom Technologies Europe Limited, incorporated in the United Kingdom
           o Osicom Technologies SA, incorporated in France
           o Sorrento Networks Asia-Pacific Pte Ltd.

       o Sorrento Valley Real Estate Holdings, LLC, a California limited liability corporation
       o Relialogic Technology Corporation, a California corporation
       o R-Net International, Inc., a Nevada corporation
       o PDP Acquisition Corp., a California corporation, (doing business as Pacific Data Products)
       o Sciteq Communications, Inc., a Nevada corporation